Exhibit 10.17

Execution Version

FIRST AMENDMENT TO LEASE

THIS AMENDMENT is made as of September 30, 2020, by and between The Strafford Office Buildings, having an office at 200 Eagle Road, Suite 118, Wayne, PA 19087 (hereinafter called Landlord), and Palvella Therapeutics LLC, a Delaware limited liability company (hereinafter called Tenant) having an address at 125 Strafford Avenue, Suite 360, Wayne, PA 19087.

BACKGROUND

A.            Landlord and Tenant entered into a Lease Agreement dated May 18, 2018 (hereinafter collectively referred to as the Lease) for the following premises:

Office 360
Strafford Building Three
125 Strafford Avenue
Wayne, PA 19087

The leased premises currently contain approximately 1,709 rentable square feet, including a floor factor of 10%.

B.            The parties have agreed to modify the terms of the Lease as hereinafter provided.

AGREEMENTS

NOW THEREFORE, in consideration of the recitals above and the agreements below, the parties, intending to be legally bound, hereby agree as follows:

1.            Additional Office lease: Commencing October 15, 2020, Tenant agrees to add the office area immediately adjacent to the Palvella Office 360 at Strafford Building Three, 125 Strafford Avenue, Wayne PA consisting of approximately 1,670 rentable square feet (the “Additional Office”), as further outlined on the attached Exhibit ‘A’. The new total rentable square footage for the leased premises will be 3,379 rentable square feet which includes a floor factor of 10% as further outlined on Exhibit ‘A’.

2.            Term: The term of the lease will be extended to October 31,2021.

3.            Rental Rate: The total monthly rental rate will be $6,680.00 per month.

4.            Security Deposit: Security Deposit will be one month’s rent - $6,680.00. Tenant’s current security deposit is $3,200.00. The balance of $3,480.00 will be payable by October 15, 2020.

5.            Landlord Improvements: Landlord agrees to do the necessary alterations to remove the dividing wall between the two offices as further detailed on Exhibits ‘A’ and ‘B’. Ceiling lights in the Additional Office will be replaced with light fixtures that match those currently in Palvella Office 360. The Additional Office will be painted to match Palvella Office 360. All the carpet in the open central area and all the existing brown carpet in the Additional Office will be replaced with Get Moving 24 x 24 Carpet Tile, color as selected by Tenant.

6.            Tenant Change: The Tenant on the Lease will be changed from Palvella Therapeutics LLC, a Delaware limited liability company to Palvella Therapeutics, Inc., a Delaware corporation.

7.            Full Force and Effect: Except as expressly amended by this First Amendment, the Lease remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment under their respective seals as of the date first written above.

Landlord: The Strafford Office Buildings

Witness:	/s/ Elaine C. Olson	By:	/s/ John Fuchs

Tenant: Palvella Therapeutics, Inc.

Witness:	/s/ Kathleen A. McGowan	By:	/s/ Wesley H. Kaupinen

Tenant: Palvella Therapeutics, LLC

Witness:	/s/ Kathleen A. McGowan	By:	/s/ Wesley H. Kaupinen